Exhibit 99.2

Harvard Business School Publishing

August 9, 2017

Alteryx, Inc.

3345 Michelson Drive, Suite 400

Irvine, California 92612

Alteryx, Inc. (the “Company”) has requested that Harvard Business School Publishing (“HBR”) execute this letter in connection with a proposed public offering of the Company’s securities (the “Offering”). In connection with the Offering, the Company will be filing a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission. In response to such request, please be advised as follows:

1.	HBR consents to the use and reference to Harvard Business Review’s name and to the report entitled “Data Blending: A Powerful Method for Faster, Easier Decisions” dated August 2015.

2.	HBR consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, HBR represents that, to its knowledge, the statements made in such research data are accurate and fairly present the matters referred to therein.

Sincerely,

Harvard Business School Publishing

By:	/s/ Alex Clemente
Name:	Alex Clemente
Title:	Managing Director
Date:	8/10/2017

Exhibit A

“For example, a 2015 Harvard Business Review study that we sponsored found that 64% of organizations use five or more sources of data for analytical purposes.”